EXHIBIT 99.2

Press Release dated April 16, 2007

FOR IMMEDIATE RELEASE

APRIL 16, 2007

PEOPLE’S UNITED FINANCIAL, INC. COMPLETES SECOND STEP CONVERSION AND

$3.44 BILLION PUBLIC OFFERING

BRIDGEPORT, CONNECTICUT –People’s United Financial, Inc. (the “Company”) (NASDAQ: PBCTD), the holding company for People’s Bank, announced today that it has completed the conversion from the mutual holding company structure to a fully publicly-owned stock form holding company and related public offering. The Company sold a total of 172,226,250 shares of common stock at a purchase price of $20.00 per share, of which 63,984,719 shares were sold in a subscription offering for which Ryan Beck & Co., Inc. acted as selling agent and 108,241,531 shares were sold in a syndicated offering for which Morgan Stanley & Co. Incorporated acted as global coordinator and sole book-running manager, Keefe, Bruyette & Woods, Inc., Lehman Brothers Inc. and Ryan Beck & Co., Inc. acted as joint lead managers and Sandler O’Neill & Partners, L.P. acted as co-manager. People’s Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders.

Concurrent with the completion of the offering, shares of People’s Bank common stock owned by public stockholders were exchanged for 2.1000 shares of the Company’s common stock. Cash in lieu of fractional shares will be paid at a rate of $20.00 per share. The Company also issued 2,000,000 shares of common stock and contributed $20.0 million in cash from the offering proceeds to The People’s Community Foundation, a new charitable foundation that the Company established for the benefit of the communities in which People’s Bank operates. As a result of the offering, the exchange, and the contribution to the charitable foundation, the Company will have approximately 300,824,563 shares outstanding after giving effect to the transaction.

The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Global Select Market on April 16, 2007 under the symbol “PBCTD.” The shares will trade under that symbol for a period of 20 trading days and under the symbol “PBCT” thereafter. Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on or about April 17, 2007. People’s Bank stockholders holding shares in street name or in book-entry form will receive shares of the Company within their accounts. People’s Bank stockholders holding shares in certificated form will receive their shares after returning their stock certificates with a properly completed letter of transmittal to the Company’s transfer agent.

Thacher Proffitt & Wood LLP, Washington, D.C., served as special counsel to the Company and People’s Bank for the conversion and offering. Cleary Gottlieb Steen Hamilton LLP, New York, NY, served as special counsel to Morgan Stanley & Co. Incorporated, Ryan Beck & Co., Inc., Keefe, Bruyette & Woods, Inc., Lehman Brothers Inc. and Sandler O’Neill & Partners, L.P. for the offering. RP Financial, LC., Arlington, VA served as independent appraiser for the conversion and offering.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of People’s United Financial and People’s Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect People’s Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect People’s United Financial’s and People’s Bank’s operations.

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